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                                                                    EXHIBIT 99.1

                         [NABORS INDUSTRIES LETTERHEAD]


NEWS RELEASE

                NABORS REPORTS RECORD QUARTER AT $0.51 PER SHARE

HOUSTON, TEXAS, APRIL 19, 2001, NABORS INDUSTRIES INC. (AMEX: NBR) today reported its financial results for the first quarter of 2001. Income derived from operating activities1 reached a new quarterly record at $124.0 million compared to $33.2 million in the prior year and $84.1 million in the sequential quarter ending December 31, 2000. Net income was $83.1 million or $0.51 per diluted share compared to $19.6 million or $0.13 per share in the prior year and $54.9 million or $0.35 per share sequentially. Operating revenues for the quarter reached $513.8 million compared to $279.1 million in the prior year and $412.2 sequentially.

Gene Isenberg, Nabors Chairman and Chief Executive Officer commented on the results. "This quarter's results represent a major increase over our highest ever quarter both in terms of operating profit and earnings per share. Our returns on capital are increasing rapidly, having reached 20% in March, which approximates 1997's peak period. These results only begin to demonstrate our potential, with global rig utilization at only 60% during the quarter and average pricing still well short of current leading edge rates, particularly in the US Lower 48. Our US Lower 48 unit posted substantial gains compared to the fourth quarter of 2000, as did our Canadian and US land well servicing operations. Significant but smaller gains were realized in our Alaskan and marine transport businesses, as well as our manufacturing entities. Earnings from our unconsolidated affiliates showed a healthy increase, largely due to seasonally strong construction activity on the North Slope. Our international land operations were essentially flat and our offshore business was down, as three platform drilling and three jackup rigs were either moving, temporarily down or out-of-service for overhauls during most of the quarter. Both our offshore and international land businesses are forecasting sizeable increases in their results in the coming quarters."

--------
1 "Income derived from operating activities" has historically been referred to as "operating income" by us. It is computed by subtracting direct costs, general and administrative expenses and depreciation and amortization from operating revenues and then adding earnings from unconsolidated affiliates.

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

"The near and intermediate term outlooks for all of our businesses are as good as I have experienced during my tenure at Nabors. Multiple indicators point to an upward trend that is likely to endure for quite some time, as our North American land businesses continue to see strong demand and increasing average margins and our other businesses are just beginning to see the upturn. In our US Lower 48 land drilling unit we continue to see demand for rigs outstrip supply with a wide spread between this quarter's average margins and current renewals. To address our customer's need for additional rigs we have reactivated 67 rigs since September of 2000 and expect to complete roughly that same quantity by the end of this year. Canada is expected to have a relatively strong level of activity throughout the spring thaw followed by a robust summer, while Alaska should have an improving year with higher utilization and an additional land rig in the Cook Inlet area. We are continually raising our already high expectations for our US Lower 48 land well servicing unit as increasing demand exerts more pressure on pricing. We are also responding to this demand by activating a number of our stacked well servicing rigs and allocating several of our smallest drilling rigs to this operation. In our international business the commencement of a five-rig contract in Algeria should begin to positively impact our results next quarter, while offshore the resumption of contracts for several of our rigs along with higher average pricing should restore this business to its recent highs."

The Nabors companies actively market over 500 land drilling and 740 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform, 13 jack-up, and three barge rigs in the Gulf of Mexico and international markets. These rigs provide drilling, workover and well-servicing services. Nabors also operates 30 active marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

================================================================================
NABORS' STOCK IS LISTED ON THE AMERICAN STOCK EXCHANGE (NBR). FOR FURTHER INFORMATION, PLEASE CONTACT DENNIS A. SMITH, DIRECTOR OF CORPORATE DEVELOPMENT AT (281) 775-8038. TO REQUEST INVESTOR MATERIALS, CALL ANGELA RIDGELL AT (281) 775-8063.

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                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 (UNAUDITED)
                                                       --------------------------------
                                                         THREE MONTHS ENDED MARCH 31,
                                                       --------------------------------
                                                           2001                2000
                                                       ------------        ------------
Revenues and other income:
 Operating revenues                                    $    513,834        $    279,116
 Earnings from unconsolidated affiliates                     10,247              10,568
 Interest income                                             13,260                 589
 Other income, net                                            9,268               5,824
                                                       ------------        ------------
   Total revenues and other income                          546,609             296,097
                                                       ------------        ------------

Costs and other deductions:
 Direct costs                                               323,236             193,462
 General and administrative expenses                         33,086              25,933
 Depreciation and amortization                               43,730              37,136
 Interest expense                                            12,464               8,651
                                                       ------------        ------------
   Total costs and other deductions                         412,516             265,182

Income before income taxes and extraordinary gain           134,093              30,915
                                                       ------------        ------------

Income taxes:
  Current                                                    14,935               5,242
  Deferred                                                   36,020               7,742
                                                       ------------        ------------
   Total income taxes                                        50,955              12,984
                                                       ------------        ------------

Income before extraordinary gain                             83,138              17,931
Extraordinary gain, net                                          --               1,703
                                                       ------------        ------------

Net Income                                             $     83,138        $     19,634
                                                       ============        ============

Earnings per share:
  Basic:
   Before extraordinary gain                                   $.57                $.13
   Extraordinary gain, net                                      .00                 .01
                                                       ------------        ------------
   Net income                                                  $.57                $.14
                                                       ------------        ------------

Diluted (1):
 Before extraordinary gain                                     $.51                $.12
 Extraordinary gain, net                                        .00                 .01
                                                       ------------        ------------
 Net income                                                    $.51                $.13
                                                       ------------        ------------

Weighted average number
of shares outstanding:
 Basic                                                      146,696             139,274
                                                       ============        ============
 Diluted                                                    170,261             148,851
                                                       ============        ============

Income derived from operating activities (2)           $    124,029        $     33,153
                                                       ============        ============

(1) Diluted earnings per share for the three months ended March 31, 2001, equals net income plus $4.00 million of interest expense, net of tax, incurred on the $825.0 million, Zero Coupon Convertible Senior Notes, issued in June 2000, and the $1.381 billion Zero Coupon Convertible Senior Notes, issued in February 2001, divided by the weighted average common shares outstanding, after giving effect to dilutive stock options and warrants, and 14.8 million shares assumed to be issued on conversion of the notes.

(2) *Income derived from operating activities' has historically been referred to as "operating income" by us. It is computed by subtracting direct costs, general and administrative expenses, and depreciation and amortization from operating revenues and then adding earnings from unconsolidated affiliates.




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                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2001 AND DECEMBER 31, 2000

                          (In thousands, except ratio)

                                                    (Unaudited)
                                                     March 31,      December 31,
                                                       2001             2000
                                                    -----------     -----------
ASSETS
Cash and marketable securities                      $ 1,327,638     $   550,953
Accounts receivable, net                                444,421         350,302
Other current assets                                    116,404         117,063
                                                    -----------     -----------
    Total current assets                              1,888,463       1,018,318
Property, plant and equipment, net                    1,914,639       1,821,392
Goodwill, net                                           193,591         192,181
Other long-term assets                                  117,710         104,977
                                                    -----------     -----------
    Total assets                                    $ 4,114,403     $ 3,136,868
                                                    ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term obligations            $     2,510     $     3,554
Other current liabilities                               283,112         275,625
                                                    -----------     -----------
    Total current liabilities                           285,622         279,179
Long-term obligations                                 1,698,948         854,777
Other long-term liabilities                             216,384         196,444
                                                    -----------     -----------
    Total liabilities                                 2,200,954       1,330,400
Stockholders' equity                                  1,913,449       1,806,468
                                                    -----------     -----------
    Total liabilities and stockholders' equity      $ 4,114,403     $ 3,136,868
                                                    ===========     ===========

Working capital                                     $ 1,602,284     $   739,139
Funded debt to capital ratio                             0.47:1          0.32:1








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